Exhibit 99.2

CONFERENCE CALL TRANSCRIPT

OCTOBER 31, 2012

CORPORATE PARTICIPANTS

John Jacunski P.H. Glatfelter Company - SVP and CFO

Dante Parrini P.H. Glatfelter Company - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

James Armstrong Vertical Research Partners - Analyst

Mark Wilde Deutsche Bank Securities - Analyst

Steve Chercover D.A. Davidson & Co. - Analyst

Stewart Benaway

PRESENTATION

Operator

Good afternoon. My name is Jackie, and I’ll be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter third quarter earnings conference call. (Operator Instructions)

Thank you. John Jacunski, you may begin your conference.

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Thank you, Jackie. Good afternoon and welcome to Glatfelter’s 2012 third quarter earnings conference call. This is John Jacunski, I’m the Company’s CFO. Before we begin our presentation, I have a few standard reminders.

During our call this afternoon we will use the term adjusted earnings, as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2011 Form 10-K filed with the SEC and available on our website discloses factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today, and we undertake no responsibility to update them.

And, finally, we have made available a slide presentation to accompany our comments on today’s call. You may access the slides on our website or through the webcast provider.

I will now turn the call over to Dante Parrini, our Chairman and Chief Executive Officer.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Thanks, John.

Before I get started I want to express our appreciation for the flexibility extended to us for rescheduling today’s call and to also let those coping with the after effects of Hurricane Sandy to know that our thoughts are with them.

Earlier this morning we issued our third quarter earnings, which are summarized on slide three of today’s presentation. Our adjusted earnings for the third quarter were $0.44 per share. This is an increase of 57% over the third quarter last year, driven by a diversified business model and leading market positions. Consolidated net sales were $404 million for the third quarter and on a constant currency basis increased slightly compared to last year.

Specialty Papers was a significant contributor to this increase, as its operating income increased by over $4 million or 26% due to improved shipping volume and wider margins associated with lower input costs and continuous improvement initiatives.

Composite Fibers and the Advance Airlaid Materials businesses performed well, particularly considering the headwinds presented by weak economic conditions and the unfavorable impact from foreign currencies. We were able to mitigate these factors as operating income for both of these businesses increased for Q3 compared to last year, particularly in the Advance Airlaid Materials business where operating income increased over 10%.

Because the markets in Europe continue to be impacted by the weak overall economic climate, Composite Fibers shipments declined 2% as customers continued to aggressively manage inventories. Our customer relationships remain strong, including those with major tea and coffee producers.

Our Airlaid business shipments were down 1% in the comparison, in part reflecting lower feminine hygiene volumes that we were able to partially offset by growth in our specialty wipes products in North America.

Our consolidated results also include a $0.06 per share benefit from debt refinancing and share repurchases that we completed based on the strength of our balance sheet and cash flow profile.

Slide four illustrates the positive trajectory of our earnings growth. We have a solid track record of delivering EPS growth with a five-year compound annual growth rate of 30%, and we’ve been able to continue this track record in 2012 with our trailing 12-month adjusted EPS as of September 30th, also up 30%.

Slide five provides more details on our cash flow. Our strong cash flow profile continues in 2012. This consistent performance over the last four years has allowed us to make investments to grow our business, pay a competitive dividend and repurchase shares, while maintaining our financial flexibility.

Slide six presents our ROIC results. Over the last several years our improved earnings, consistent cash flow, and disciplined use of capital has significantly improved our return on capital, which is 9.9% for the trailing 12-month period. This is well in excess of our weighted average cost of capital, which is about 8.2%. Over this time horizon we have nearly tripled our return on capital and are now creating real and sustainable shareholder value.

Overall, I’m pleased with our results this quarter, as well as for the year. I believe we’re well positioned to deliver another strong year for our shareholders, and I’ll provide additional commentary on our outlook after John gives a more in-depth review of the third quarter. John?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Thank you, Dante.

For the third quarter we reported adjusted earnings of $19.4 million or $0.44 per share compared to $12.8 million or $0.28 per share, after adjusting to exclude gains on land sales, on the impact of the conversion of alternative fuel mixture to cellulosic biofuel credits.

Slide seven shows a bridge of our earnings from last quarter to this quarter. Strong results from Specialty Papers, increased earnings per share by $0.07. Our continuing progress with our Advance Airlaid Materials increased earnings by $0.01. And the debt refinancing we completed in late 2011, as well as our share repurchase programs, increased earnings by $0.06.

Turning to slide eight, you see our Specialty Papers results. For the third quarter this year net sales increased 3.2%, driven in large part by shipments that increased 2.5%. This 2.5% increase in shipments well outperformed the broader uncoated free sheet market, which was down 4.8%. Shipments of book publishing and carbonless products were down, as expected, and we saw increased shipments in our forms, envelope and engineered products, with the continuing growth in engineered products driven by a wide range of products, including high-speed inkjet, packaging and postal applications and industrial products.

As we have consistently done over the last several years our flexible operating platform, operational excellence, and new product and new business development capabilities have allowed us to keep our facilities running at or near capacity.

From an operating profit perspective, as Dante said, operating profit increased by 26% to $21.4 million for the quarter. Selling prices and higher shipments increased operating profit by $2.6 million. Input costs declined approximately $3.5 million, largely driven by lower purchase pulp prices. The only negative in the quarter was the net margin from our sale of electricity’s and renewable energy credits hurt earnings by $1 million due to lower prices for both those items.

Turning to slide nine, you see our results for Composite Fibers. Net sales for Composite Fibers declined by 11% during the quarter, driven largely by changes in foreign currency. On a constant currency basis net sales were down 4% and volumes declined 2%. This was driven by the generally weak European economy, which led to softer markets in these segments and is driving customers to aggressively manage inventory levels.

From an operating profit perspective, despite the headwinds from foreign currency, which reduced earnings in the quarter by a million dollars, we were able to increase operating profit by $200,000 to $10.3 million.

Selling prices and volumes declined earnings by $700,000, this was more than offset by lower input costs, which improved results by $1.8 million, largely driven by purchased pulp and energy prices.

Also I’d make a few comments about our capacity expansion project, as well as the fire we had in our facility in France in October. Our detailed plans for our capacity expansion project have now been completed and our machine upgrade to expand our inclined wire capacity is progressing and we are planning to take the machine down in the middle of the first quarter of 2013, with the startup around the middle of May. We expect the costs related to this project to negatively impact earnings by $0.02 to $0.03 in each of the first quarter and the second quarter of next year.

With respect to the fire, as I mentioned we had a fire in our facility in France on October 14th. The fire started in a transformer and we are still trying to determine the root cause. The fire destroyed electrical equipment, as well as cabling primarily serving paper machine three at the facility, but it also left a significant amount of soot throughout the operation. Our work is progressing as expected and we are now well into the cleanup. We’ve also ordered electrical and other equipment that is necessary to restart the facility.

When we issued a release a few weeks ago we expected to restart paper machine four in three to four weeks, and paper machine three in six to eight weeks, and we are tracking to this timeline. We have been shipping products from inventory after completing product quality tests and product trials are underway at machines in our other facilities, so we expect to be able to meet all customer demand while these machines are down.

The total impact of the fire is estimated at $4 million to $6 million. We expect the event will be fully covered by insurance subject to a deductible of $500,000. While we expect most of the cost to be incurred in the fourth quarter, the timing of the recording of the insurance recovery may not all happen during the fourth quarter, so it could impact our fourth quarter results beyond the deductible.

Moving to slide 10, you see our results for the Advance Airlaid Materials business. Again, this business was also impacted significantly by foreign currency translation, with net sales declining 8% overall but down only 1.5% on a constant currency basis. Shipping volume was down slightly with declines in feminine hygiene products in Europe, largely offset by increased shipments of specialty wipes.

From an operating income perspective, operating income improved by 12% to $4.6 million during the quarter. We saw lower selling prices, but I’d like to remind you that approximately 80% of our revenue in this business is subject to raw material cost pass-through arrangements. Raw material and energy costs declined approximately $2.7 million, primarily related to fluff pulp prices. Our selling prices declined to a lesser extent by $1.1 million with select price increases somewhat offsetting the pass-through. And, as shown on this slide, foreign currency translation negatively impacted the results by $1.3 million. Our operating margins and EBITDA margins improved during the quarter, with EBITDA margins at 11%. This is the best we’ve achieved since our acquisition in 2010.

Turning to slide 11, we see a number of other financial highlights. Pension expense for the quarter was $2.9 million, down from $4.1 million in the third quarter of 2011. Third quarter 2011 included a $2 million onetime settlement charge, and our plans remain overfunded, so we have no cash contributions required in 2012 and we do not expect to have to make any for the foreseeable future.

We did have one unusual item during the quarter, we completed the sale of 979 acres of timberlands, realizing a $1.5 million pretax gain. This item as has been our practice has been excluded from adjusted earnings.

Slide 12 outlines our free cash flow. The third quarter was a strong quarter for free cash flow at $26 million, when we adjust for our Composite Fibers capacity expansion, as well as the CBC and alternative fuel mixture credits.

Our capital expenditures on a year-to-date basis are $45 million. This includes $11 million related to the Composite Fibers capacity expansion, and we expect total capital expenditures for the year of $85 million, with significant payments related to our expansion project to be made in the fourth quarter.

Working capital was a significant drag on our cash flow in the nine months of 2012. This is largely due to seasonality, with our accounts receivable declining typically at the end of the year and then increasing the first quarter. That has caused a use of cash of $26 million in the first nine months of this year. We also are rebuilding some inventory positions where last year our inventories got low and it was creating some problems with us servicing customers, so we’ve invested another $14 million in inventories to better serve those customers.

Turning to slide 13 you see our balance sheet. Our balance sheet remains quite strong. We have $28 million of cash and net debt of $191 million, with our leverage at 1.1 times. We also have significant availability under our revolving credit facility of $326 million, so we’re well positioned to continue to fund growth initiatives and strategic investments.

After the close of the third quarter we did complete a private placement offering of $250 million of 5-3/8% senior notes due 2020. We used the proceeds from this offering to redeem our $200 million 7-1/8% notes due 2016, we redeemed them early, so we expect to take a charge in the fourth quarter of approximately $5 million on an after-tax basis related to that refinancing.

That concludes my comments. I’ll now turn the call back to Dante.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Okay, thank you, John.

Before opening the call for questions I have a few comments on our outlook, which are summarized on slide 14.

Global economic conditions will continue to present many challenges as we finish 2012, particularly in Europe, and continues to result in softer and inconsistent demand in this region. A weaker Euro relative to the Dollar is negatively impacting our operating results, in total $2.1 million in the third quarter. However, over time we’ve performed very well under a variety of circumstances and we demonstrated this again during the third quarter of 2012.

As I look to the fourth quarter for Specialty Papers we expect a slight decline in shipping volumes compared to the third quarter of 2012, largely due to normal seasonality. We expect selling prices will drift lower during the quarter on some of our printing and writing grades, which is typical for this time of year.

Composite Fibers shipping volumes are expected to decline by approximately 5% on a sequential quarter basis, reflecting the softer economic conditions and normal seasonality. Selling prices and input costs are expected to be generally in line with the third quarter. This business’ fourth quarter results are expected to be impacted by the fire sustained at our Scaer facility in mid-October. As John discussed we’re aggressively taking actions necessary to minimize its impact and to ensure we continue to meet our customers’ needs either by shipping from stock or shifting production to other Glatfelter facilities. Our recovery plans remain on track.

Shipping volumes for the Advance Airlaid Materials business unit are expected to be slightly lower than the third quarter of 2012. Selling prices and input costs are expected to be generally in line with the third quarter.

Our success has been and will continue to be driven by executing on key elements of our strategy, leveraging our well balanced and diversified product portfolio, leading market positions, and new product development capabilities, along with the expansion of customer relationships through superior service. In addition, our focus on operational excellence and continuous improvement is expected to continue to drive meaningful financial benefits.

Our strong balance sheet and cash flow profile positioned us to complete earlier this month a $250 million eight-year bond offering at a very attractive 5-3/8% rate, reducing our overall cost of capital. When combined with consistent cash flow generation, a strong balance sheet, and initiatives, such as our share repurchase programs, I believe we’re well positioned to continue to generate substantial value for all shareholders.

In closing, I remain optimistic about Glatfelter’s future. Despite the economic challenges facing us today I feel very good about the numerous ways our business model can create sustainable value throughout all stages of the business cycle.

Now we’ll open the call for questions. Jackie?

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of James Armstrong.

James Armstrong - Vertical Research Partners - Analyst

Hi, good afternoon.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Hello, James.

James Armstrong - Vertical Research Partners - Analyst

First, on Europe are there any regions of strength or particular weakness in Europe? Also, you mentioned inventory correction in a lot of places in Europe, is it most of the softness driven by inventory corrections or are you seeing demand declines, as well?

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

James, this is Dante. So I would say generally speaking there’s weakness across Europe, more pronounced perhaps in Western Europe, and I would say that we’ve seen it distributed pretty equally across our business units and the product categories.

In terms of the softness, we attribute the vast majority of it to inventory corrections. Now if I think about the 2008, 2009 timeframe, which was to date worse than what we’ve experienced so far this year, we experienced a quarter or two of contraction from inventory management, working capital management, and then we saw a rapid recovery to the pre-recession levels and if I just look at food and beverage 2009 to 2010 we saw about an 8% year-over-year improvement once we got on the other side of the downturn. So hopefully that helps you put things into perspective.

James Armstrong - Vertical Research Partners - Analyst

Absolutely. And on the — and then switching gears on the recent debt refinancing, what should we expect quarterly interest rates or quarterly interest expense to be going forward?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

James, the interest expense overall will not change a whole lot, it’ll be a few hundred thousand dollars a quarter, in part because we upsized the offering to $250 million, so we took out a $200 million issue at 7-1/8% and replaced it with $250 million at 5-3/8%, so there’s a small impact to overall interest expense from the transaction.

James Armstrong - Vertical Research Partners - Analyst

Okay, and then that leads into your net debt to EBITDA is now what a lot of people would consider pretty low, how do you view capital allocation going forward, and if you don’t find any acquisitions that are accretive how would you give money back to shareholders?

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Yes, James, this is Dante. I think our pattern of behavior will be consistent with what you’ve seen over the last few years. So one is we want to make sure that we stick by our core value of being financially disciplined with how we manage shareholders’ money. Second, in this kind of environment I think it’s prudent to be a little bit more conservative in terms of capital structure and how we approach managing the balance sheet.

And then if you look at the uses of cash, we clearly have a preference for investing in the internal growth of our business, either to add capacity where capacity is needed by the market and where we believe we have support from our customers and have a return profile that meets our expectations or where we have opportunities to improve overall efficiency or cost reduction and have very short payback periods.

You’ve also seen that we completed a $50 million share repurchase program not too long ago, and our Board approved a second one this past spring, another $25 million that we’ve executed a little bit of, but that’s a bit more of an opportunistic program and it has a two-year shelf life to it.

We believe in paying a dividend and we have a good yielding dividend, so and we want to maintain flexibility to take advantage of opportunities to further invest in the growth of Glatfelter, which could also include acquisitions if we find the right target and it meets our financial and strategic hurdles.

James Armstrong - Vertical Research Partners - Analyst

All right. Thank you very much.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Yes.

Operator

Your next question comes from the line of Mark Wilde.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Hello, Mark?

Operator

Mr. Wilde, your line is open?

Mark Wilde - Deutsche Bank Securities - Analyst

Hello.

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Hello, Mark.

Mark Wilde - Deutsche Bank Securities - Analyst

Yes, my first question was any fallout from Sandy in Spring Grove?

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

So I’m happy to report that both of our facilities made it through the storm, largely without incident, nothing material.

Mark Wilde - Deutsche Bank Securities - Analyst

Okay, all right. And, Dante, can you talk a little bit about sort of what you’re thinking about in terms of growth beyond the expansion over in Gernsbach right now, just generally?

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Yes, so as you may know we have expanded and diversified our portfolio to the point now where two of our three business units are growing global specialty materials companies that have much more attractive underlying fundamentals, where markets are growing at rates of about 5% per year in a normal market environment. So clearly we see opportunities to continue to invest and support the growth of both the Advance Airlaid Materials business and the Composite Fibers business.

To the extent that we entertain M&A opportunities it would be most likely that we would look at targets that would help broaden and expand the capabilities of either the Composite Fibers business or the Advance Airlaid Materials business, and we also have some regions of the world where we may not be as fully represented, and to the extent that we find opportunities that have the right risk, return proposition where we could more fully participate in some of the development of these regions of the world we would consider that, as well.

Mark Wilde - Deutsche Bank Securities - Analyst

Okay, and just on the — on those two specialty businesses because they really are becoming a bigger and bigger part of the total portfolio of the Company, I know in Composite Fibers we’ve talked over time about sort of the growth in use of teabag in markets outside of Western Europe and North America and then there’s also been a lot of talk about the amount of volume you flow into things like the K-Cup. So can you just talk in both coffee and teabag what kind of growth rates you’re seeing over the last 12 to 18 months?

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Sure. For tea worldwide we’re seeing growth rates of about 3% and for single-serve coffee we’re seeing growth rates of about 12%. The development of the tea market has been supported recently through Central and Eastern European transition from loose to packed tea, better penetration in the Middle East and Africa, and to a lesser extent Asia. And when I say Asia, meaning both China, as well as the subcontinent, India. So those are some comments on tea.

In terms of single-serve coffee it’s clearly a Western European and U.S. and Canada market for the most part right now. Starting in Western Europe close to a decade ago, in the Benelux countries and, of course, you made reference to the form factor of choice right now, which appears to be the K-Cup, the Keurig machine in North America. We’ve been very pleased to help support a number of single-serve coffee customers execute their growth strategies both in Europe and in North America, and we’re optimistic about the future outlook for both tea and coffee.

Mark Wilde - Deutsche Bank Securities - Analyst

Okay, and then if you were going to grow in Airlaid would you see that as more likely something you might do on an organic basis where you go out and kind of build a facility, perhaps tied into some volume commitments from existing customers or is that a business that you might more likely grow through some sort of an acquisition?

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Yes, I think one of the things that we find most appealing about our Advance Airlaid Materials business and Composite Fibers is it provides more than one path towards sustainable growth. And what I mean by that is we’ve demonstrated that we can invest organically in growing, whether it’s the $7.6 million we invested in additional festooning capabilities in Canada not so long ago that have added to the profitability and cash flow of the Gatineau facility over the last 12 months, or the rebuild of G10 in Gernsbach, which will give us greater capacity to serve the global tea, single-serve coffee, and some of the other specialty materials businesses. We like those types of opportunities.

In the same regard we think there are ways for us to continue to broaden and expand the scale and breadth of these businesses, which could range from something like a greenfield that could be tied to a key customer, where we have greater certainty around volumes and it changes the risk profile in such a way that we get greater comfort making a substantial investment in a new region throughout the world. Or perhaps there may be some smaller or medium sized acquisitions that could be nice tuck-ins to either round-out some technology offerings or to give us a stronger presence in a region of the world where we may be underrepresented. But, to summarize, I feel like we have a lot of different arrows in the quiver when it comes to growing these businesses, which should play well in our favor over time.

Mark Wilde - Deutsche Bank Securities - Analyst

Okay, that’s a helpful summary, Dante.

John Jacunski, a couple questions in Airlaid, and you’re up to an 11% EBITDA margin now, is 12.5% still the target number for you?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Yes, I think in the near term that’s the target. When we bought the business the margins were at about that level. We talked about some of the issues we had in 2010 with input costs, as well as foreign currency translation that created some headwinds in that business, but we are building back towards that number and that’s a good near-term target for us. As we look at these businesses more broadly we think specialty business ought to have margins in the mid-teens, and so we expect that over longer periods of time we’ll be able to continue to push-up those margins.

Mark Wilde - Deutsche Bank Securities - Analyst

Okay, and is there a difference, John, you mentioned in the quarter that you’d done I think less in fem hygiene and a little more in wipes, is there a margin difference as you swing between those businesses?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Certainly there can be, you know, those — we’re talking about a facility in Germany and a facility in Canada. We’re also referencing two different product lines. I’m not going to get into the specific margins on these products, but with some 80% of our volume in feminine hygiene the margins in that product line tend to drive the P&L. But we also have been able to increase our capacity utilization that’s helped to improve operating margins overall and impacts the profitability of all of our product lines.

Mark Wilde - Deutsche Bank Securities - Analyst

Okay, and are you going to — with reference to Scaer, are you going to call out that number for us in the fourth quarter?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Yes, I think we’ll — we certainly will try to give the specific impact of the fire, as well as the insurance recoveries that we have had and what the net impact to the quarter is.

Mark Wilde - Deutsche Bank Securities - Analyst

Yes, because I’d like to try to put out numbers that exclude the fire impact. Okay, that’s all I’ve got for right now. Good luck in the fourth quarter.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Thanks, Mark.

Operator

Your next question comes from the line of Steve Chercover.

Steve Chercover - D.A. Davidson & Co. - Analyst

Thanks. Good afternoon.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Hello, Steve.

Steve Chercover - D.A. Davidson & Co. - Analyst

It looks like you reduced your CapEx by about $10 million or at least from the high end, is that something that we should be adding to our 2013 estimate?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

No, not necessarily. Some of that is related to some of the timing on the CFBU capacity expansion, so our original estimate was $30 million to $35 million on the CFBU capacity expansion. We’re estimating now $29 million, and you also have foreign currency changes that you make investments that are based in Euro and they now translate into less U.S. dollars, so those are the two primary reasons why the estimates have come down.

Steve Chercover - D.A. Davidson & Co. - Analyst

Okay, and then just to echo Mark Wilde’s question on the treatment of the fire, and I suppose the financing, as well, I mean we’d prefer to go for an operating number and then have you call out the impact, so if that helps form a consensus then I guess that’s just a statement rather than a question.

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Okay.

Steve Chercover - D.A. Davidson & Co. - Analyst

Thank you.

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Thanks, Steve.

Operator

(Operator Instructions)

You have a question from the line of Stewart Benway.

Stewart Benway

Yes, your forms and envelopes business has held-up quite well lately, and do you expect that to continue or to grow? And do you — can you give us an example of what sort of category that’s going into?

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Sure. So, yes, we’ve done very well with our forms and envelope product lines for a number of years now. So if I look at envelope over the past five years we’ve grown our volumes at a compound annual growth rate of about 7% and forms at that or even higher. So I think what we’re seeing here is the fact that we’re successfully able to put together a service proposition that allows our customers to manage their working capital more aggressively. We’ve got some proprietary inventory plans that allow them to make very fast turns on orders and provide a level of confidence for them when they’re aggressively pursuing business out in the market.

On the forms side we, through time, have forged very strong working relationships with the forms manufacturing community and have been able to engage them in conversations about the different types of products they use and finding a way that we could bundle a greater variety of products that fit our assets and where we can also create a compelling proposition for our customers and both share in the economic advantage or scale economies. So we would continue to expect that level of success and performance as we go forward.

Stewart Benway

Okay, and Composite Fibers, your volume was down 2.4%, was that in — more in one category or another or is it sort of broad-based?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Stewart, that was largely in composite laminates and metallized products.

Stewart Benway

Okay, and do you see that sort of continuing?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

No, I’m sorry, I misspoke, that is largely from composite laminates and the food and beverage, largely from the coffee side, as I think we mentioned on our slides. So the coffee is largely driven by inventory adjustments. We are still on a year-to-date basis, so our volumes are up about 4% on a year-over-year, so our trailing 12-month basis our coffee shipments are up about 12%. So the third quarter is — was impacted by some inventory reduction programs at our customers, and that drove our food and beverage volumes down.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Maybe I can offer a couple of comments on composite laminates. One is that tends to be a product line that’s more sensitive to swings in the economy because it is used for things like furniture, flooring, and whether it’s construction, do-it-yourself, or renovation type projects.

Also, as we complete the rebuild of the paper machine number 10 in Gernsbach we will take capacity away from the low end of the composite laminate segment and dedicate that new capacity towards food, beverage and technical specialties. So we will by design reduce some of our exposure to composite laminates as we roll through 2013.

Stewart Benway

Okay, and the Airlaid I believe you’re primarily focused on the feminine care and wipes business. I mean do you have any plans or I guess maybe longer term to get into other categories such as adult incontinence or tabletop?

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Yes, I don’t want to get into too many specifics about particular strategies as they may apply toward end segments, but we do have products that are already being sold into the adult incontinence segment, the tabletop segment, the baby diaper segment. And we believe we’ve got the right asset base, as well as the right R&D capabilities to continue to develop compelling product platforms to serve those different markets.

Stewart Benway

And I’m not sure if I caught this exactly, but you said you had 80% cost pass-through, was that in Composite Fibers or was that in Airlaid?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Well, it’s in the Airlaid business.

Stewart Benaway

Okay, so I mean do you see any impact from changes in fluff pulp prices?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Sure. We had overall our raw materials during the third quarter, raw materials energy cost declined by $2.7 million in the third quarter this year versus the third quarter last year. Much of that was passed through in the form of lower selling prices to customers. The overall impact of lower selling prices for this business was only $1.1 million, so it isn’t to the extent of what the pass-through would lead you to believe, in part because we had some price increases along the lines that helped to offset some of that, some of the pricing decline from the pass-through.

Stewart Benway

And you stated $85 million of CapEx this year, do you have any sort of idea for next year, maybe at least directionally?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Yes, I think with the Composite Fibers capacity expansion that we’ll have still ongoing about $20 million yet to spend. We would expect that our capital spending will be sort of in line with that number.

Stewart Benway

And just one last one, on those stock buybacks, I mean so I guess that’s going to be primarily an opportunistic thing rather than regular, I mean so if the stock keeps rising you won’t be doing that much of it?

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Correct. We have already completed a $50 million share repurchase program in January of 2012. The second one, the additional $25 million was authorized in May, it’s got a 24-month shelf life, and at the time it was approved by our Board the share price was substantially lower than where it is today. So it’s available to us as a tool, and I think we’ll view it slightly more opportunistically than we did the first $50 million authorization.

Stewart Benway

Thank you.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

You got it.

Operator

Your next question comes from the line of Mark Wilde.

Mark Wilde - Deutsche Bank Securities - Analyst

Yes, Dante, just a couple of quick cleanups. You mentioned I think kind of flat to maybe slightly lower pricing in the Specialty Paper business in the fourth quarter. I was under the impression that there was a carbonless increase out there, does your guidance assume any benefit from that carbonless increase?

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Well, we did have a carbonless increase earlier in the year.

Mark Wilde - Deutsche Bank Securities - Analyst

Okay.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

During the second quarter, end of first quarter into the second quarter. And so we’ve worked our way through that. And when I talked about more of the whitepaper printing and writing grades that we would typically see some softness in as the end of the year approaches, and that was what the reference was made about.

Mark Wilde - Deutsche Bank Securities - Analyst

Okay, and then the other question I had is on the land sale it sounds like kind of there may not have been much of a tax impact on that land sale, was that correct?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Well, no, there is tax on that, although with the conversion of the alternative fuel mixture credits and the cellulosic biofuel credits it’ll allow us to use some of those credits more quickly against the income generated by the land sale.

Mark Wilde - Deutsche Bank Securities - Analyst

Okay, all right. And have you seen incrementally, John, any pick-up in interest around the real estate properties?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

I would say with respect to Virginia and Delaware the answer is largely no, those markets are still very difficult. And in Pennsylvania we’ve had a fair bit of sales this year but, again, I wouldn’t say it’s sort of broad-based interest, it’s been more select interest. So there is a little bit more traffic, a little bit more interest in the recreational side from Pennsylvania, but I wouldn’t say this is a broad-based sort of land explosion in Pennsylvania either.

Mark Wilde - Deutsche Bank Securities - Analyst

Okay, and would it just be safe to assume on the land that the properties in Virginia and Delaware might have a little more real estate potential versus the Pennsylvania stuff being more skewed to recreational?

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Yes, that’s right. I mean we’ve — our sales in Virginia and Delaware have largely been either one or two types of approaches. One has been commercial or residential development, the other has been to conservation groups. So we — it’s not typically recreational, and those markets for the residential and commercial are pretty weak in Delaware and Virginia. So it’s going to take much more time I would suspect for those markets just to recover to a point that we think we’re getting appropriate value and given the condition of our balance sheet we’re not in a hurry to run out and do a fire sale.

Mark Wilde - Deutsche Bank Securities - Analyst

I think that’s a rational thing for your shareholders. Good luck in the fourth quarter, guys.

John Jacunski - P.H. Glatfelter Company - SVP and CFO

Thanks, Mark.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Thanks.

Operator

I would now like to turn the conference over to Dante.

Dante Parrini - P.H. Glatfelter Company - Chairman and CEO

Okay, well, thank you again for joining us today. John and I really appreciate your questions and your interest in Glatfelter and we look forward to speaking with you again next quarter. Have a good day.

Operator

This concludes today’s conference call. You may now disconnect.